Exhibit I


                       Torrey U.S. Strategy Partners, LLC


                                                December 17, 2003


Dear Member:

            We are writing to inform you that in connection with its tender offer, which commenced November 4, 2003 and expired December 2, 2003, Torrey U.S. Strategy Partners, LLC (the "Fund") has received repurchase requests for limited liability company interests in the Fund ("Interests"), in excess of 15% of the Fund's net assets, measured as of September 30, 2003. In accordance with the Offer to Purchase, the Fund will repurchase Interests in an amount up to 15% of the net asset value of the Fund measured as of September 30, 2003 on a pro rata basis from members tendering their interests.

            Should  you  have  any   questions,   please  feel  free  to  Torrey
Associates, LLC, acting in its capacity as the investor support services agent for the Fund, at (212) 644-7800.

                                   Sincerely,


                                    TORREY U.S. STRATEGY PARTNERS, LLC

















80350.0166 #455150